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Exhibit 4.14

Forest Oil Corporation
Senior Secured Credit Facility
Commitment Letter

January 5, 2007

Forest Oil Corporation
707 Seventeenth Street, Suite 3600
Denver, Colorado 80202

Attention:
Mr. David H. Keyte
Executive Vice President and Chief Financial Officer

Ladies and Gentlemen:

        You (the "Borrower") have requested that J.P. Morgan Securities Inc. ("JPMorgan") agree to structure, arrange and syndicate a senior revolving credit facility in an aggregate amount of up to $1,400,000,000 (the "Facility"), and that JPMorgan Chase Bank, N.A. ("JPMCB"), commit to provide the entire principal amount of the Facility and to serve as global administrative agent for the Facility.

        JPMorgan is pleased to advise you that it is willing to act as exclusive advisor, lead arranger, and sole bookrunner for the Facility.

        Furthermore, JPMCB is please to advise you of its commitment to provide the entire amount of the Facility upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "Commitment Letter") and in the Summary of Terms and Conditions attached hereto as Exhibit A (the "Term Sheet").

        It is agreed that JPMCB will act as the sole and exclusive Global Administrative Agent, and that JPMorgan will act as the sole lead arranger and sole bookrunner (in such capacity, the "Arranger"), for the Facility, and each will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Facility unless you and we shall so agree.

        We intend to syndicate the Facility to a group of financial institutions (together with JPMCB, the "Lenders") identified by us in consultation with you. JPMorgan intends to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist JPMorgan in completing a syndication satisfactory to it. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships, (b) direct contact between senior management and advisors of the Borrower and the proposed Lenders, (c) assistance in the preparation of a Confidential Information Memorandum and/or other marketing materials (collectively, the "Offering Materials") to be used in connection with the syndication and (d) the hosting, with JPMorgan, of one or more meetings of prospective Lenders.

        If requested, you also will assist us in preparing an additional version of the Offering Materials (the "Public-Side Version") to be used by prospective Lenders' public-side employees and representatives ("Public-Siders") who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Borrower, the Target (as such term is defined in the Term Sheet), the Borrower's affiliates and any of their respective securities ("MNPI") and who may be engaged in investment and other market related activities with respect to any such entity's securities or loans. Before distribution of any Offering Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Offering Materials to a prospective Lender's employees willing to receive MNPI ("Private-Siders") and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein.

        The Borrower agrees that the following documents may be distributed to both Private-Siders and Public-Siders, unless the Borrower advises the Arranger in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private-Siders: (a) administrative materials prepared by JPMorgan and JPMCB for prospective Lenders (such as a lender meeting invitation, lender allocation, if any, and funding and closing memoranda), (b) notification of changes in the terms of the Facility and (c) other materials intended for prospective Lenders after the initial distribution of Offering Materials. If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you.

        The Borrower hereby authorizes JPMorgan and JPMCB to distribute drafts of definitive documentation with respect to the Facility to Private-Siders and Public-Siders.

        As the Arranger, JPMorgan, in consultation with the Borrower, will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. In acting as the Arranger, JPMorgan will have no responsibility other than to arrange the syndication. To assist JPMorgan in its syndication efforts, you agree promptly to prepare and provide to JPMorgan and JPMCB all information with respect to the Borrower and the transactions contemplated hereby, including all financial information and projections (the "Projections"), as we may reasonably request in connection with the arrangement and syndication of the Facility. You hereby represent and covenant that (a) all information other than the Projections (the "Information") that has been or will be made available to JPMCB or JPMorgan by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to JPMCB or JPMorgan by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions. You understand that in arranging and syndicating the Facility we may use and rely on the Information and Projections without independent verification thereof.

        As consideration for JPMCB's commitment hereunder and JPMorgan's agreement to perform the services described herein, you agree to pay to JPMCB the nonrefundable fees set forth in Annex I to the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith (the "Fee Letter").

        JPMCB's commitment hereunder and JPMorgan's agreement to perform the services described herein are subject to (a) there not occurring or becoming known to us any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on the business, operations, property, assets, results of operations or condition (financial or otherwise) of the Borrower and its subsidiaries, taken as a whole, or of the Target and its subsidiaries, taken as a whole, (excluding (i) events, developments or circumstances generally affecting the industry in which the Borrower and its subsidiaries or the Target and its subsidiaries, as the case may be, operate or arising from changes in general business or economic conditions, that, in any such case, do not disproportionately impact the Borrower and its subsidiaries or the Target and its subsidiaries), (ii) the occurrence of natural disasters of any type, including, without limitation, earthquakes and tsunamis but not including hurricanes, (iii) changes in market prices, both domestically and globally, for any carbon-based energy product, (iv) the existence or occurrence of war, acts of war, terrorism or similar hostilities, or (v) changes in laws of general applicability or interpretations thereof by courts or governmental entities), (b) our completion of and satisfaction in all respects with an environmental and real estate due diligence investigation of the Target and its subsidiaries (it being understood and agreed that JPMorgan and JPMCB shall have a 60-day period in which to conduct their diligence investigation), (c) our not becoming aware after the date hereof of any information or other matter

(including any matter relating to financial models and underlying assumptions relating to the Projections) affecting the Borrower, the Target and their subsidiaries, taken as a whole, that in JPMorgan's or JPMCB's reasonable judgment is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof, (d) our satisfaction that prior to and during the syndication of the Facility there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any affiliate thereof except for the offering of up to $750,000,000 of high-yield debt, (e) the negotiation, execution and delivery on or before April 30, 2007 of definitive documentation with respect to the Facility satisfactory to JPMCB and its counsel, (f) JPMorgan having been afforded a reasonable period of time after completion of the Offering Materials to syndicate the Credit Facility, which in no event shall be less than 30 days after the date of this letter, and (g) the other conditions set forth or referred to in the Term Sheet.

        You agree to indemnify and hold harmless JPMCB, JPMorgan, the other Lenders, their respective affiliates and their respective officers, directors, employees, advisors, and agents (each, an "indemnified person") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Facility, the use of the proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person. YOU AGREE THAT THE INDEMNITY CONTAINED IN THE PRECEDING SENTENCE EXTENDS TO AND IS INTENDED TO COVER LOSSES AND RELATED EXPENSES ARISING OUT OF THE ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE OF ANY INDEMNIFIED PERSON. You also agree to reimburse JPMCB, JPMorgan and their affiliates on demand for all out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant's fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facility and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any indirect or consequential damages in connection with its activities related to the Facility. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with the Facilities.

        This Commitment Letter shall not be assignable by you without the prior written consent of JPMCB and JPMorgan (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, JPMCB and JPMorgan. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Facility and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

        This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agents and advisors who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), provided that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.

        You acknowledge that JPMorgan and JPMCB and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither JPMorgan nor JPMCB will use confidential information obtained from you by virtue of the transactions contemplated by this letter or their other relationships with you in connection with the performance by JPMorgan or JPMCB of services for other companies, and neither JPMorgan nor JPMCB will furnish any such information to other companies. You also acknowledge that JPMorgan and JPMCB have no obligation to use in connection with the transactions contemplated by this letter, or to furnish to you, confidential information obtained from other companies.

        Each of JPMorgan and JPMCB hereby notifies you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the "Patriot Act"), it is required to obtain, verify and record information that identifies the Borrower and each subsidiary of the Borrower, which information includes names and addresses and other information that will allow JPMorgan and JPMCB to identify the Borrower and each such subsidiary of the Borrower in accordance with the Patriot Act.

        The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or JPMCB's commitment hereunder; provided, that your obligations under this Commitment Letter, other than those arising under the fourth [co-agents], fifth [syndication help], ninth [information and projections] and fifteenth [confidentiality] paragraphs hereof, shall automatically terminate and be superseded by the provisions of the definitive documentation relating to the Facility upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.

        If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on January 9, 2007. JPMCB's commitment and JPMorgan's agreements herein will expire at such time in the event JPMCB has not received such executed counterparts in accordance with the immediately preceding sentence.

        JPMCB and JPMorgan are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,
J.P. MORGAN SECURITIES INC.
	By:	/s/ DAVID D. WOLF
	Name:	David D. Wolf
	Title:	MD
JPMORGAN CHASE BANK, N.A.
	By:	/s/ JO LINDA PAPADAKIS
	Name:	Jo Linda Papadakis
	Title:	Vice President
Accepted and agreed to as of the date first written above by:
FOREST OIL CORPORATION
By:	/s/ DAVID H. KEYTE
Name:	David H. Keyte
Title:	Executive Vice President & CFO

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  Exhibit 4.14